Exhibit 10.23

[DATE]	PRIVATE & CONFIDENTIAL

[NAME]

Present

Dear NAME,

This is to confirm our offer of employment to you as [TITLE]. You will be employed by Hutchison China MediTech (HK) Limited (the “Company”) under the following terms and conditions with effect from [DATE] :

1.             Basic Salary

Your basic salary will be HK$[xxx] per month payable in arrears (“Basic Salary”). Basic Salary is normally reviewed in December of each year effective 1st January of the following year.

2.             Annual Bonus

You will be entitled to an annual bonus to be paid in December of each year (“Bonus”). For 2015, your Bonus will not be less than HK$[xxx]. This Bonus which is payable at the discretion of the Company will, however, vary for future years depending on the Company’s business results and your performance. Since you are joining the Company part way through the year, your 2015 Bonus will be prorated from the date of your joining the Company.

3.             Non-Pensionable Salary

In addition to your Basic Salary, you will be paid HK$[xxx] per month in arrears (“Non-Pensionable Salary”), which amount for the avoidance of doubt will not be counted for the purposes of the Hutchison Provident Fund.

4.             Hutchison Provident Fund (“the Plan”)

If you elect to become a member of this Plan, company contribution will commence on the first of the month coincident with or next following the completion of three months’ service. Subject to the terms and conditions of the Plan as varied from time to time, the Plan currently provides for a lump sum payment (subject to the minimum preservation requirement under the Mandatory Provident Fund Schemes Ordinance) on your retirement or termination of employment. This is a non-contributory plan with the Company contributing an equivalent of 10% of your Basic Salary (or such other percentage as the Company may determine from time to time).

Details of your benefits under the Plan are set out in the booklet on the Plan. Please refer to the Human Resources Department for further details, interpretation or clarification of the Plan rules.

5.             Hutchison Group Medical Scheme

You and your dependants are eligible to become members of the Hutchison Group Medical Scheme (the “Scheme”) subject to the terms and conditions of the Scheme as shall be in force from time to time.

Please refer to the Human Resources Department for scheme details. Your eligibility for benefit, including your dependants, is Group 2 up to the limit prescribed by the Scheme.

On becoming and so long as you and your dependants are the members of the Scheme, you hereby undertake that you will reimburse the Company under any circumstances any amounts paid by the Company or by the Scheme in respect of any medical expenses incurred by you or by your eligible dependants, which are non-reimbursable in accordance with the Scheme (the “Non-Reimbursable Medical Expenses”). In addition, you also authorise the Company to deduct from your salary to the extent permitted by applicable law, such Non-Reimbursable Medical Expenses that have not been reimbursed by you.

6.             Personal Accident Insurance

You will be insured under a Group Personal Accident Insurance Plan subject to the terms and conditions as varied from time to time. Please refer to the Human Resources Department for further details.

7.             Business Travel

As the Company, its subsidiaries and associated companies are involved in a regional business and have business interests and dealings overseas, you may therefore be required from time to time to travel overseas in the performance of your duties of employment with the Company, its subsidiaries or associated companies.

For all business purposes you will be entitled to travel economy class.

8.             Holiday Entitlement - Annual Leave

You are entitled to 18 working days’ leave with pay each subsequent year. A “working day” for this purpose includes Saturdays (counted as one working day) but excludes public holidays. Annual leave entitlements not taken in any one year cannot be carried forward to the next year.

Since you join part way through the calendar year then you may take annual leave with pay on the basis of 1.5 working days for each complete calendar month of service.

Termination payment in lieu of accrued leave not taken prior to the date of leaving is calculated on the basis of 1.5 working days for each complete month of service from 1st January in the year in which service is terminated. If paid holiday then already taken exceeds the days which have accrued up to the date of leaving under the above formula, the Company will deduct a sum equivalent to such excess holiday with Pay from any payment due on termination. For the purpose of the calculation under this provision, “Pay” means Basic Salary and Non-Pensionable Salary.

9.             Sickness Benefits

The benefit year which commences on 1st January is the calendar year. During your first full benefit year and subsequent years you will be entitled to sickness benefits as follows:-

First three months’ absence - full Sickness Allowance,

For the fourth month’s absence - 4/5 Sickness Allowance,

For fifth and sixth months’ absence - one half Sickness Allowance at the Company’s discretion.

Since you join part way through a calendar year, you will be entitled to one month’s paid leave at full Sickness Allowance. If absence extends beyond this period then a further one month’s Sickness Allowance may be made at the discretion of the Company.

Note:-

(a)           “Sickness Allowance” for this purpose means Basic Salary and Non-Pensionable Salary only.

(b)           The above benefits can be claimed once only for each sickness disability or injury. Each claim must be supported by satisfactory evidence from a doctor approved by the Company. In determining your entitlement, all sickness absence in any one calendar year is taken into account.

(c)           If you are sick whilst away from work on annual leave, you may request that the period of illness be counted against your sickness benefit rather than your annual leave entitlement. You should do this promptly and support the request with satisfactory evidence from a doctor approved by the Company. However you are reminded that Sickness Allowance not taken in any one year cannot be carried forward to the next year.

10.          Professional Fees

The Company may in its discretion reimburse your membership subscriptions to professional and similar bodies when membership is considered by the Company to be beneficial.

11.          Expenses

The Company will reimburse authorised expenses incurred by you on Company business, subject to the Company’s policies from time to time in force relating to expenses. A guiding principle in settling expenses is that there should neither be financial loss nor gain to you as a result of any reasonable expense incurred on Company business.

All claims for expenses must be approved by the Company. No employee is allowed to approve or authorise payment for his/her own expenses.

12.          The Personal Data (Privacy) Ordinance

Please refer to the addendum attached hereto which forms an integral part of this letter.

13.          Conflict of Interest

You will not (without the prior written consent of the Company or any one of its subsidiaries or associated companies) during your employment hereunder, directly or indirectly be interested in any other businesses, or engage in, be concerned with, or provide services to, any other person, company, business entity or other organisation whatsoever (whether as an employee, officer, director, agent, partner, consultant or otherwise). You will devote your whole time and attention to servicing the Company, its subsidiaries and associated companies.

Without prejudice to the provisions of the preceding paragraph, you agree to declare all your business interests and provide requisite details of such interests to the Company, whether or not they are similar to or in conflict with the business or activities of the Company, its subsidiaries or associated companies, at the date hereof and in future.

14.          Confidentiality

Your employment terms and conditions are strictly confidential between you and the Company. Any disclosure of such employment terms and conditions to other employees or outside parties constitute a breach of this contract and may result in disciplinary action.

You will neither during the employment hereunder (except in the proper performance of your duties) nor at any time (without limit) after the termination thereof, howsoever arising, directly or indirectly:

(a)           use for your own purposes or those of any other person, company, business entity or other organisation whatsoever; or

(b)           disclose to any person, company, business entity or other organisation whatsoever;

any trade secrets or confidential information relating or belonging to the Company or any of its subsidiaries or associated companies including but not limited to information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings, employees or officers, financial information or plans, designs, formulae, product lines, research activities, any document marked “confidential” or any information which you have been advised is “confidential” or which you might reasonably expect the Company would regard as “confidential” or any information which has been given to the Company or any of its subsidiaries or associated companies in confidence by customers, suppliers or other persons.

You will not at any time during the continuance of your employment with the Company make any notes or memoranda relating to any matter within the scope of the Company’s business, dealings or affair otherwise than for the benefit of the Company or its subsidiaries or associated companies.

You will not make or communicate any statement (whether written or oral) to any representative of the press, television, radio, file or other media and shall not write any article for the press or otherwise for publication on any matter connected with or relating to the business of the Company or any of its subsidiaries or associated companies without obtaining the written approval of the Company unless permitted under the Group Policy on the Media.

Forthwith upon the termination of your employment hereunder, and/or at any other time if the Company shall so request, you will deliver to the Company all documents (including correspondence, lists of customers, notes, memoranda, plans, drawings and other documents of whatsoever nature) in whatever forms, including magnetic media, models or samples made or compiled by or delivered to you or in your possession concerning the business, finances or affairs of the Company or any of its subsidiaries or associated companies. For the avoidance of doubt, it is hereby declared that the property in all such document as aforesaid shall at all times be vested in the Company or its subsidiaries or associated companies.

15.          Competition

You will not for a period of 12 months next after the termination of your employment hereunder for any cause whatsoever:

(a)           undertake or carry on either alone or in partnership nor be employed or interested directly or indirectly in any capacity whatsoever anywhere in Hong Kong in any business, venture, or activity which is similar to and competitive with any business, venture, or activity of the Company or any of its subsidiaries or associated companies in which you have been involved in the period of 12 months prior to such termination; and

(b)           either personally or through agent or by letters, circulars or advertisements whether on your own behalf or on behalf of any other person firm or company to canvass, entice or solicit any employee of the Company or any of its subsidiaries or associated companies (whether or not they would be in breach of their contracts of employment by leaving the employment of the Company or any of its subsidiaries or associated companies), or any orders from any person firm or company which was at any time during the 12 months prior to termination of such employment a customer or supplier of the Company or any of its subsidiaries or associated companies.

16.          Reasonableness of Restrictions

16.1        You recognise that, whilst performing your duties hereunder, you will have access to and come into contact with trade secrets and confidential information belonging to the Company or any of its subsidiaries or associated companies and will obtain personal knowledge of and influence over its or their customers and/or employees. You therefore agree that the restrictions contained in Clauses 13, 14 and 15 are reasonable and necessary to protect the legitimate business interests of the Company or any of its subsidiaries or associated companies both during and after the termination of such employment.

16.2        Without prejudice to the foregoing, if any part of any such restrictions is found to be wholly or partly void, invalid, or otherwise unenforceable then such part shall be deemed eliminated or modified to the extent to which it is necessary so that the restrictions in that part shall become valid or enforceable.

17.          Code of Conduct

At all times, you are expected to observe the highest standards of ethical, personal and professional conduct.

You must not act dishonourably nor abuse the trust placed in you by the Company. All improper business practices must be rejected.

Whether working in Hong Kong or overseas, you should adhere to Company’s policies and procedures and you must comply with all legal requirements. Failure to comply with Company’s policies, procedures or any legal requirements may result in appropriate disciplinary actions taken against you and/or termination of your employment.

18.          Termination Notice

You will be engaged on a continuous contract with 1 month’s notice in writing to be given by either party or payment of 1 month’s Basic Salary together with Non-Pensionable Salary in lieu thereof. This period of notice can commence from any day of the month.

19.          References

This offer of employment is subject to satisfactory references, which the Company will take up upon receipt of your acceptance of our offer of employment.

20.          Additional Terms

From time to time, you will be advised of other policies, procedures and regulations relating to the Company’s operations and the manner in which you will be required to perform your responsibilities. These may be advised to you by way of internal memo or circular or drawn to your attention by your superiors or in such other way as the Company sees fit. The contents of such documents and communication form part of the terms and conditions of your employment and are hereby incorporated into your employment contract.

21.          Addenda

All addenda to this letter will be binding upon you and form an integral part of this letter.

22.          Alterations to Contract

This letter constitutes the written terms and conditions governing your employment with the Company. Any changes in your terms and conditions of employment will be notified to you. If you agree with the terms herein, please signify your acceptance by signing and returning to me the duplicate copy of this contract.

Yours sincerely,

Christian Hogg

Chief Executive Officer

Enc.

*	*	*	*	*	*	*	*	*	*	*	*	*

I have received a copy of this and all addenda attached thereto and have read and understood their contents. I agree and accept that the contents of this letter and all addenda to it will constitute my contract of employment. I also understand that any alternations will be notified to me.

Signed:

Name:             Mr/Mrs/Miss

Date:

Addenda:

I.	The Personal Data (Privacy) Ordinance
II.	Other additional addenda, if any